EXHIBIT 11.1


                                                THE WARNACO GROUP, INC.
                                 Calculation of Income (Loss) per Common Share


                                      Year                Year                Year
                                      Ended               Ended               Ended
                                  January 4, 1992     January 2, 1993     January 8, 1994
                                  ---------------     --------------      ---------------

Income (Loss) from continuing
  operations                        ($19,514,000)       $47,564,000         $53,253,000

Preferred dividends                    5,500,000          2,750,000                   -
                                    ------------        -----------         -----------
Loss from continuing
  operations pertaining to
  common shareholders               ($25,014,000)       $44,814,000         $53,253,000
                                    ============        ===========         ============
Loss from discontinued
  operations                          (6,076,000)        (7,443,000)                  -
                                    ============        ===========         ============

Extraordinary items                  ($2,859,000)      ($57,576,000)      ($18,637,000)
                                    ============        ===========         ============

Cumulative effect of change in
  method of accounting for
  postretirement benefits
  other than pensions                         -                   -       ($10,500,000)
                                    ============        ===========         ============

Net Income (Loss) applicable
  to common shareholders            ($33,949,000)      ($20,205,000)       $24,116,000
                                    ============        ===========         ============


Average shares outstanding:

   Class A Common shares
     issued in connection with
     the Acquisition                   6,000,000          6,000,000          6,000,000
   Shares issued to employees
     under the Employee Stock
     Purchase Plan of 1988               137,500            137,500            137,500

   Shares deemed issued                1,785,182          2,226,016          1,847,741

   Shares issued in Initial
     Public Offering                   1,606,849          6,900,000          6,900,000
   Shares issued in Secondary
     Offering                                  -          3,791,209          5,000,000
                                    ------------        -----------         -----------
Total weighted average shares          9,529,531         19,054,725         19,885,241
                                    ============        ===========        ============

Income (Loss) per common
  share:
  Income (Loss) from
    continuing operations                 ($2.62)             $2.35              $2.68




  Loss from discontinued
    operations                             (0.64)             (0.39 )                -

  Extraordinary items                      (0.30)             (3.02 )            (0.94)
  Cumulative effect of change
    in method of accounting
    for postretirement
    benefits other than
    pensions                                   -                 -               (0.53)
                                    ------------        -----------         -----------
Net income (Loss) per common
  share                                   ($3.56)            ($1.06 )            $1.21
                                    ============        ===========         ============
